Exhibit 99.1

Welcome Sara Mathew to the Dropbox Board!

We’re excited to welcome Sara Mathew, the former chairman and CEO of The Dun & Bradstreet Corporation, to the Dropbox Board of Directors. Sara has more than three decades of experience as a skilled operator and strategist, leading transformative growth at companies like Dun & Bradstreet and Procter & Gamble. She’s also the non-executive chairman of Freddie Mac and serves on the boards of Reckitt Benckiser and State Street.

Sara spent 18 years at Procter & Gamble, working her way up from clerk to serving in several executive roles including CFO of the baby care line of business and Vice President of Finance in Asia. Following her time at Procter & Gamble, she spent 12 years at Dun & Bradstreet, where she held management roles, including CFO, COO, chairman, and CEO. During her tenure, she led the company’s evolution from a data business to an innovative, digital enterprise, leveraging technological advances to reach new customers and accelerate growth. She also previously served on the boards of Campbell Soup, Avon, and Shire.

Sara holds an MBA from Xavier University, and undergraduate degrees from Women’s Christian College, The Institute of Cost & Works Accountants of India, and the University of Madras.

Her financial and business acumen, as well as experience leading companies through transformation will be invaluable as we execute on our long-term strategy and enter our next phase of growth.

Please join us in welcoming Sara to the Dropbox Board!